As filed with the Securities and Exchange Commission on April 13, 2017

Registration No. 333-112493
Registration No. 333-57114
Registration No. 333-16235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-112493

Post-Effective Amendment No. 4 to Form S-3 Registration Statement No. 333-57114

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-16235

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

B/E AEROSPACE, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1209796 (I.R.S. Employer Identification No.)

1400 Corporate Center Way Wellington, Florida 33414 (Address Of Principal Executive Offices)

Robert J. Perna

Vice President and Secretary

B/E Aerospace, Inc.

400 Collins Road NE

Cedar Rapids, Iowa

(319) 295-1000

(Name and address, telephone number, including area code, of agent for service)

With copy to:

Charles W. Mulaney, Jr.

Richard C. Witzel, Jr.

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Dr.

Chicago, Illinois 60606

(312) 407-0700

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

B/E Aerospace, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments related to the following Registration Statements of the Company on Form S-3 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.              Registration Statement 333-16235, registering 4,600,000 shares of common stock, par value $0.01 (the “Common Stock”), which was filed with the SEC on November 15, 1996 as amended by Post-Effective Amendment No. 1, which was filed with the SEC on December 12, 1996.

2.              Registration Statement 333-57114, registering 4,025,000 shares of Common Stock, which was filed with the SEC on March 16, 2001, as amended by Post-Effective Amendment No. 1, which was filed with the SEC on April 23, 2001, Post-Effective Amendment No. 2, which was filed with the SEC on May 3, 2001, and Post-Effective Amendment No. 3, which was filed with the SEC on May 9, 2001.

3.              Registration Statement  333-112493, registering $500,000,000 in shares of Common Stock, shares of preferred stock, $0.01 par value, of the Company, convertible preferred stock, stock or debt warrant, debt securities and  convertible debt securities, which was filed with the SEC on February 5, 2004, as amended by Post-Effective Amendment No. 1, which was filed with the SEC on February 13, 2004.

On April 13, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of October 23, 2016 (the “Merger Agreement”), by and among the Company, Rockwell Collins, Inc. (the “Parent”), and Quarterback Merger Sub Corp., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

These post-effective amendments to the Registration Statements are being filed to remove from registration, as of the effectiveness of these post-effective amendments, any and all securities of the Company that are registered under the Registration Statements that remain unsold as of the effectiveness of the post-effective amendments, and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on April 13, 2017.

B/E AEROSPACE, INC.

By:	/s/ Robert J. Perna
Robert J. Perna
Vice President and Secretary